Exhibit 10.4

August 24, 2009

Mr. Thomas Murnane

Lead Director of The Pantry, Inc.

5970 Grey Rock Road

Agoura Hills, CA 91301

Dear Tom:

As discussed, effective as of midnight on September 24, 2009, I hereby resign my positions as President and Chief Executive Officer and Chairman and member of the board of directors of The Pantry, Inc. (the “Company”). I shall continue as an employee of the Company until September 30, 2009. We have agreed that my resignation as set forth above shall not affect any rights, obligations, or entitlements under the Separation Agreement between us dated April 22, 2009.

Please acknowledge your agreement with this letter by countersigning where indicated below.

Sincerely,

/s/ Peter J. Sodini
Peter J. Sodini

Agreed and Acknowledged

/s/ Thomas M. Murnane

Thomas Murnane

Lead Director of The Pantry, Inc.